Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting of Unilever N.V. and Unilever PLC, which appear in the Annual Report on Form 20-F for the year ended December 31, 2011.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

Amsterdam, The Netherlands, December 6, 2012	PricewaterhouseCoopers LLP
PricewaterhouseCoopers Accountants N.V.	London, United Kingdom
As auditors of Unilever N.V.	As auditors of Unilever PLC
December 6, 2012

/s/	/s/

R.A.J. Swaak RA